Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) (the “Registration Statement”) of the Securities Act of 1933, as amended, of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated April 9, 2025, relating to the consolidated financial statements of AIRO Group Holdings, Inc., which appears in the Registration Statement on Form S-1 (No. 333-290109). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-290109) incorporated by reference in this Registration Statement.

/s/ BPM LLP
San Jose, California
September 10, 2025